UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 2, 2006
MarineMax, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14173	59-3496957

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida	33764

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 727-531-1700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     In response to recently published comments of the Staff of the Securities and Exchange Commission (the “SEC”), recent restatements made by public automotive dealers, recent discussions with the SEC Staff, and recent discussions with Ernst & Young, LLP, the Company's independent registered public accounting firm, the Company and the Audit Committee of the Board of Directors have reevaluated the presentation of certain information regarding the short-term borrowings and repayments related to new and used boat inventory in the consolidated statements of cash flows, as further described below. As a result of this reevaluation on May 2, 2006, the Company determined that it would restate the consolidated statements of cash flows for the years ended September 30, 2003, 2004 and 2005 and for the three months ended December 31, 2005, to reclassify cash flows relating to short-term borrowings from operating cash flows to financing cash flows in conformity with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows” (“SFAS 95”).
     This change in presentation has no impact on the Company’s previously reported net income, earnings per share, revenue, cash, total assets, or stockholders’ equity. The change in presentation also will not effect the Company’s compliance with any financial covenant or debt instrument with respect to any of the Company’s indebtedness. The Company will include the restated consolidated statements of cash flows for the years ended September 30, 2003, 2004 and 2005 in the consolidated financial statements to be included within the amended Annual Report to be filed on Form 10-K/A for the year ended September 30, 2005. The Company will include the restated consolidated statements of cash flows for the three months ended December 31, 2005 in the condensed consolidated financial statements to be included within the amended Quarterly Report on Form 10-Q/A for the three months ended December 31, 2005. The Company plans to file Forms 10-K/A and 10-Q/A within the next 30 days.
     The Company finances a substantial portion of new and used boat inventories under a credit facility with vendor approved third-party financing institutions. Customary with industry interpretation of SFAS 95, the Company previously reported all cash flows in connection with the changes in short-term borrowings as an operating activity in the consolidated statements of cash flows and all amounts due under the credit facility under the caption “Short-term Borrowings” in the Company’s consolidated balance sheets.
     The consolidated statements of cash flows included in the consolidated financial statements will be filed with the Company’s Annual Report on Form 10-K/A for the year ended September 30, 2005 and Quarterly Report on Form 10-Q/A for the three months ended December 31, 2005 to reflect short-term borrowings and repayments on inventory financing as an item of cash flows from financing activities, on a net basis. The presentation in the consolidated financial statements filed with the Annual Report on Form 10-K/A for the year ended September 30, 2005 will have the effect of decreasing reported cash used in operating activities and decrease reported cash provided by financing activities in 2005 as compared with the Company’s previously filed consolidated financial statements regarding such period. In light of the foregoing, the Company has determined that the previously issued consolidated financial statements for the years ended September 30, 2003, 2004 and 2005 and related reports of the independent registered public accounting firm should no longer be relied upon.
     The following chart summarizes the effects of the restatement of the Company’s consolidated financial statements for the years ended September 30, 2003, 2004 and 2005 and the three-month period ended December 31, 2005 (amounts in thousands):

	For the Year	For the Year	For the Year	For the Three
	Ended	Ended	Ended	Months Ended
	September 30,	September 30,	September 30,	December 31,
	2003	2004	2005	2005

Net cash provided by / (used in) operating activities as previously reported	$27,198	$20,988	$(19,228)	$(15,547)
Restatement of net short-term repayments / (borrowings) related to new and used inventories	1,186	(50,939)	5,429	(56,000)

Restated net cash provided by / (used in) operating activities	$28,384	$(29,951)	$(13,799)	$(71,547)

Net cash (used in) / provided by financing activities as previously reported	$(1,567)	$3,751	$49,297	$311
Restatement of net short-term (repayments) / borrowings related to new and used inventories	(1,186)	50,939	(5,429)	56,000

Restated net cash (used in) / provided by financing activities	$(2,753)	$54,690	$43,868	$56,311

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MarineMax, Inc.
May 12, 2006	By:	/s/ Michael H. McLamb
		Name:	Michael H. McLamb
		Title:	Executive Vice President, Chief Financial Officer and Secretary